Exhibit 99.1

SEPRACOR ANNOUNCES THIRD QUARTER 2004

OPERATING RESULTS

MARLBOROUGH, Mass., Oct. 26, 2004 — Sepracor Inc. (Nasdaq: SEPR) today announced its consolidated financial results for the third quarter 2004.  For the three months ended September 30, 2004, Sepracor’s consolidated revenues were approximately $80.1 million, of which revenues from pharmaceutical product sales (XOPENEX® brand levalbuterol HCl inhalation solution) were approximately $60.1 million.  The net loss for the third quarter of 2004 was approximately $130.4 million, or $1.40 per share.  Included in the net loss for the three months ended September 30, 2004 is a charge of approximately $69.8 million, or approximately $0.75 per share, representing inducement costs incurred in connection with the conversion of convertible subordinated notes into shares of Sepracor common stock. These consolidated results compare with consolidated revenues of $70.8 million, of which revenues from pharmaceutical product sales (XOPENEX) were approximately $53.1 million, and a net loss of $38.5 million, or $0.45 per share, for the three months ended September 30, 2003.

For the nine months ended September 30, 2004, Sepracor’s consolidated revenues were $249.5 million, of which revenues from pharmaceutical product sales (XOPENEX) were approximately $202.6 million, and the net loss was $261.9 million, or $2.97 per share.  Included in the net loss for the nine months ended September 30, 2004 is a charge of approximately $69.8 million, or approximately $0.79 per share, representing inducement costs incurred in connection with the conversion of convertible subordinated notes into shares of Sepracor common stock. These consolidated results compare with consolidated revenues of $231.7 million, of which revenues from pharmaceutical product sales (XOPENEX) were approximately $186.6 million, and a net loss of $102.0 million, or $1.21 per share, for the nine months ended September 30, 2003.

As of September 30, 2004, Sepracor had approximately $791.0 million in cash, cash equivalents and short- and long-term investments.

Recent Highlights

•                  Between August 30 and September 8, 2004, Sepracor entered into separately negotiated agreements with certain holders of its 0% convertible senior subordinated notes due 2008 and 2010, pursuant to which, such holders agreed to convert approximately $529.2 million aggregate principal amount of the 0% notes due 2024 in exchange for an aggregate of approximately 17.4 million shares of Sepracor common stock and, as an inducement for such conversions, approximately $69.8 million in cash.

•                  Also in September 2004, Sepracor issued $500 million in aggregate principal amount of 0% convertible senior subordinated notes due 2024, and in connection with this offering, Sepracor repurchased $99.9 million of its common stock concurrently with the offering.

•                  In connection with its sale of the 0% convertible senior subordinated notes due 2024, Sepracor granted  Morgan Stanley & Co. Incorporated, the initial purchaser of the notes, an option to purchase up to an additional $100 million aggregate principal  amount of  0%

notes due 2024 on or before October 17, 2004.  On October 15, 2004, Sepracor agreed to extend until November 29, 2004 the date by which the initial purchaser may exercise its option to purchase such additional notes.

Commercial Operations

XOPENEX® brand levalbuterol HCl – XOPENEX brand levalbuterol HCl inhalation solution is marketed through Sepracor’s sales force. XOPENEX is a short-acting bronchodilator indicated for the treatment or prevention of bronchospasm in patients 6 years of age and older with reversible obstructive airway disease, such as asthma.  XOPENEX is available for use in a nebulizer at 0.31 mg and 0.63 mg dosage strengths for routine treatment of children 6 to 11 years old, and in 0.63 mg and 1.25 mg dosage strengths for patients 12 years of age and older.

Asthma is a chronic lung disorder characterized by reversible airway obstruction and the pathologic finding of airway inflammation. According to the American Lung Association, approximately 26 million Americans have been diagnosed with asthma in their lifetime. It is the most common childhood illness and affects approximately 8.6 million children in the U.S. under the age of 18.

ASTELIN® brand azelastine HCl – On October 1, 2004, Sepracor terminated its co-promotion agreement with MedPointe, Inc. for the co-promotion of ASTELIN (azelastine HCl), a nasal-spray antihistamine.  Such termination was not for cause and was in accordance with the terms of the agreement.  Pursuant to the terms of the agreement, as of July 1, 2004, Sepracor was only responsible for providing ASTELIN samples to doctors and, as of October 1, 2004, both parties had the right to unilaterally terminate the agreement without cause. In connection with the termination of the agreement, Sepracor is entitled to receive a payment from MedPointe of $6,950,000, less any amount earned and received for sample coverage services provided for MedPointe from July 1, 2004 through the October 1, 2004 termination of the agreement.

ALLEGRA® brand fexofenadine HCl – Sepracor earns royalties from Aventis for sales of ALLEGRA, a nonsedating antihistamine, in the U.S. and other countries where Sepracor holds patents relating to fexofenadine (including Japan, Europe, Canada and Australia).

CLARINEX® brand desloratadine – Sepracor earns royalties from Schering-Plough Corporation on sales of all formulations of CLARINEX brand desloratadine in the U.S. and in other countries where Sepracor holds patents relating to desloratadine.  CLARINEX is indicated for the treatment of allergic rhinitis and chronic idiopathic urticaria (CIU), also known as hives of unknown cause, in patients 12 years of age and older.

XYZAL®/ XUSAL™ brand levocetirizine – Sepracor earns royalties from UCB on sales of levocetirizine in European countries where the product is sold.  Levocetirizine is marketed as XUSAL in Germany and is marketed under the brand name XYZAL in other member states of the European Union. A single isomer of ZYRTEC®, levocetirizine is indicated for the treatment of symptoms of seasonal and perennial allergic rhinitis and CIU, in adults and children aged 6 years and older.

Sepracor NDA Programs Under FDA Review

ESTORRA™ brand eszopiclone – The Prescription Drug User Fee Act (PDUFA) date for the resubmitted ESTORRA brand eszopiclone New Drug Application (NDA) is December 15, 2004.  A PDUFA date is the date by which the U.S. Food and Drug Administration (FDA) is expected to review and act on an NDA submission.  On February 27, 2004, Sepracor received an “approvable” letter from the FDA for its NDA for ESTORRA for the treatment of insomnia characterized by difficulty falling asleep and/or difficulty maintaining sleep during the night and early morning.  Contingent upon approval from the FDA of the ESTORRA NDA, Sepracor would expect the recommended dosing to achieve sleep onset and maintenance to be 2 mg and 3 mg for adult patients, 2 mg for elderly patients with sleep maintenance difficulties, and 1 mg for sleep onset in elderly patients whose primary complaint is difficulty falling asleep. The FDA has not requested additional clinical or preclinical trials for approval.

Sepracor recently completed expansion of its sales force to approximately 1,250 sales professionals in anticipation of the launch of ESTORRA.

The ESTORRA NDA contains a total of 24 clinical trials, which included more than 2,700 adult and elderly subjects, and more than 60 preclinical studies. Sepracor conducted six randomized, placebo-controlled Phase III studies for the treatment of chronic or transient insomnia in both adult and elderly patients and included these studies as part of the NDA package.

An estimated 100 million adult Americans suffer from either chronic or occasional insomnia.(1) Symptoms of insomnia include difficulty falling asleep, awakening frequently during the night, waking up too early, an inability to fall back to sleep, or awakening feeling unrefreshed.

According to the National Sleep Foundation’s (NSF) Sleep in America Poll 2003, 37 million older Americans suffer from frequent sleep problems that, if ignored, can complicate the treatment of several other medical conditions, from arthritis to diabetes, heart and lung disease and depression. This NSF poll shows that poor sleep among older adults often goes unnoticed by the medical community. Although the majority of older adults (67%) report frequent sleep problems, only about seven million elderly patients have been diagnosed.

The U.S. market for prescription sleep products, not including off-label (not indicated for the treatment of insomnia) use of central nervous system (CNS) agents for the treatment of insomnia, was approximately  $1.8 billion in 2003. The U.S. prescription sleep agent market grew at a rate of approximately 20 percent from 2002 to 2003, according to IMS Health information.

XOPENEX HFA™ MDI – XOPENEX HFA (levalbuterol tartrate HFA) Inhalation Aerosol, a hydrofluoroalkane (HFA) metered-dose inhaler (MDI) for the treatment or prevention of bronchospasm in adults, adolescents and children 4 years of age and older with reversible obstructive airway disease, such as asthma and chronic obstructive pulmonary disease (COPD), is currently under FDA review. The PDUFA date for the NDA for XOPENEX HFA MDI is March 12, 2005.

The MDI development program included approximately 1,870 pediatric and adult subjects and 54 studies (preclinical and clinical). In 2003, Sepracor completed its Phase III studies of XOPENEX HFA. In each of the three, large-scale, pivotal Phase III trials that Sepracor conducted, the XOPENEX HFA MDI was well tolerated and met the targeted efficacy endpoints in both adults and children with asthma. In the primary airway function measure, FEV1 (a test of lung function that measures the amount of air forcefully exhaled in one second), the XOPENEX HFA MDI produced statistically and clinically significant improvements relative to placebo (p<0.001).

Approximately 95 percent of the short-acting beta-agonist inhalers sold in 2003 contained chlorofluorocarbon (CFC) propellants, according to IMS Health information.  Under provisions in the Montreal Protocol on Substances that Deplete the Ozone Layer, an international agreement that requires the phase-out of substances that deplete the ozone layer, MDIs containing CFC propellants would qualify for removal from the marketplace.  In June 2004, the FDA issued a proposed rule for the removal of the essential use exemption for albuterol, which currently permits the use of CFC-containing albuterol inhalers despite environmental concerns.  Removal of this essential use exemption would prevent albuterol products containing CFC propellants, including MDIs, from being marketed in the U.S.  The XOPENEX MDI uses HFA technology and does not contain a CFC propellant.

Sepracor expects that the XOPENEX HFA MDI, if approved by the FDA, will be sold through the company’s sales force.

Currently, the U.S. short-acting bronchodilator MDI market potential at branded prices, assuming parity pricing to branded PROVENTIL® HFA, is approximately $1.6 billion.

Sepracor’s Phase III Development Program

Arformoterol – Sepracor has completed more than 100 preclinical studies and has initiated or completed 16 clinical studies for arformoterol inhalation solution as a maintenance treatment for COPD. Sepracor has recently completed two pivotal Phase III studies of arformoterol.  In these studies, patients treated with arformoterol demonstrated a significant improvement in FEV1 immediately after dosing and a duration of action of up to 24 hours, versus those taking placebo. Sepracor is planning a pre-NDA meeting with the FDA to discuss submission of the arformoterol NDA.

Bronchodilators have the potential to improve lung function, decrease symptoms, help increase mucus clearance and reduce the number of exacerbations in patients suffering from COPD.  The U.S. market for long-acting bronchodilators was approximately $2.8 billion in 2003, according to IMS Health information.

Sepracor’s Phase II and Additional Clinical Candidates

(S)-Amlodipine – Sepracor is investigating (S)-amlodipine as a potential treatment for hypertension and has conducted both Phase I and Phase II studies. Amlodipine, marketed by Pfizer Inc. as NORVASC®, is the leading calcium channel antagonist approved for the treatment of hypertension and angina. The evolving paradigms for hypertension treatment are focusing on the use of multiple mechanistic approaches as initial therapy, such as the use of calcium channel blockers (CCBs) with angiotensin converting enzyme (ACE) inhibitors or angiotensin II receptor blockers (ARBs). Sepracor is continuing its study of (S)-amlodipine monotherapy and has further expanded the (S)-amlodipine program with the commencement of studies of (S)-amlodipine in combination with an ARB.

SEP-226330 – SEP-226330 is a norepinephrine and dopamine reuptake inhibitor (NDRI).  Sepracor will begin patient recruitment for a proof-of-concept study in support of SEP-226330 for the treatment of restless legs syndrome in the fourth quarter of 2004, as planned. This compound may have advantages over currently used dopamine agonists in the treatment of restless legs syndrome, which is a movement disorder that is reported to afflict up to 15 percent of the U.S. adult population. This compound is also being evaluated as a potential novel mechanistic approach for the treatment of Parkinson’s disease.

SEP-225289 – Sepracor is targeting submission of an Investigational New Drug (IND) application for SEP-225289, which is a norepinephrine, dopamine and serotonin reuptake blocker, for the treatment of depression in 2005.  According to the National Institutes of Mental Health, approximately 18.8 million Americans aged 18 and older in a given year, have a depressive disorder.

SEP-174559  – SEP-174559 is a GABAA receptor modulator with a selectivity profile that favors the alpha2 subunit of the GABA receptor. The term “GABAA” refers to a specific neurotransmitter receptor in the central nervous system. Sepracor intends to conduct additional preclinical trials before initiating Phase II proof-of-concept studies of SEP-174559 for the treatment of anxiety, muscle spasms and spasticity.

SEP-226332 – Based on preclinical data for SEP-226332, Sepracor has elected to not pursue development of the compound for the treatment of sleep apnea at this time.  However, treatments for sleep apnea remain of interest to Sepracor and the company is pursuing other potential drug candidates.

Corporate Update

In July, Sepracor and Aventis agreed to amend their agreement relating to eszopiclone, which is being developed by Sepracor for the treatment of insomnia.  Under the amended agreement, Sepracor has the right to read and reference Aventis’ regulatory filings related to zopiclone outside of the United States for the purpose of development and regulatory registration of eszopiclone outside of the U.S., and Aventis will assign to Sepracor the foreign counterparts to the U.S. patent covering eszopiclone and its therapeutic use. In exchange, Sepracor permitted Aventis to assign Sepracor’s obligation to pay a royalty on sales of eszopiclone in the U.S. to a third party.  In 1999, Sepracor licensed Aventis’ preclinical, clinical and post-marketing surveillance data package relating to zopiclone, its isomers and metabolites, to develop, make, use and sell eszopiclone in the U.S.

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded an extensive portfolio of pharmaceutical compound candidates with a focus on respiratory and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the safety, efficacy, anticipated regulatory approval, potential benefits and successful development and regulatory approval of ESTORRA and XOPENEX HFA MDI and the company’s other pharmaceuticals under development, and expectations with respect of co-promotion agreements. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the results of clinical trials with respect to products under development; the timing and success of submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s patents and the patents of others; the commercial success of Sepracor’s products; the ability of the company to attract and retain qualified personnel; the performance of Sepracor’s licensees and other collaboration partners; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2004 filed with the Securities and Exchange Commission.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

(1) Extrapolated to current population from 2000 census based on Ancoli-Israel et al. Sleep. 1999;22(suppl 2):S347-S353.

Estorra and Xopenex HFA are trademarks and Xopenex is a registered trademark of Sepracor Inc. Astelin is a registered trademark of Wallace Laboratories. Clarinex and Proventil are registered trademarks of Schering Corporation. Allegra is a registered trademark of Merrell Pharmaceuticals. Xusal is a trademark and Xyzal and Zyrtec are registered trademarks of UCB, Societe Anonyme. Norvasc is a registered trademark of Pfizer, Inc.

To receive a copy of this release or any recent release via fax,

call Sepracor’s automated news fax line at 1-800-758-5804 ext. 780960 or visit the web site at www.sepracor.com.

In conjunction with this third quarter 2004 press release, Sepracor will host a conference call and live webcast beginning at 8:30 a.m. ET on Oct. 26, 2004.  To participate via telephone, dial (480) 629-9025.  Please call ten minutes prior to the scheduled conference call time.   For live webcasting, go to the Sepracor web site at www.sepracor.com and access the For Investors section.  Click on either the live webcast link or microphone icon to listen.  Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software.  A replay of the call will be accessible by telephone after 12:00 p.m. ET and will be available for approximately one week. To replay the call, dial (320) 365-3844, access code 750126. A replay of the webcast will be archived on the Sepracor web site in the For Investors section.

Condensed, consolidated statements of operations and consolidated balance sheets follow.

Sepracor Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Revenues:

Product sales	$60,122	$53,097	$202,628	$186,603
Royalties and other	19,959	17,687	46,898	45,142
Total revenues	80,081	70,784	249,526	231,745

Cost of revenue	7,306	5,998	23,336	20,611

Gross margin	72,775	64,786	226,190	211,134

Operating expenses:
Research and development	38,744	40,703	121,117	142,141
Sales and marketing (A)	82,843	42,462	253,632	114,960
General and administrative and patent costs	7,465	5,869	22,398	17,474
Total operating expenses	129,052	89,034	397,147	274,575

Loss from operations	(56,277)	(24,248)	(170,957)	(63,441)

Other income (expense):
Interest income	2,039	1,136	4,718	4,941
Interest expense	(5,846)	(11,909)	(17,800)	(39,220)
Other income (expense), net	(3)	2,037	(91)	2,028
Loss on debt redemption	—	(4,645)	(7,022)	(4,645)
Debt conversion expense (B)	(69,768)	—	(69,768)	—
Total other income (expense)	(73,578)	(13,381)	(89,963)	(36,896)

Equity in investee (loss)	(508)	(859)	(1,013)	(1,701)

Net loss	$(130,363)	$(38,488)	$(261,933)	$(102,038)

Basic and diluted net loss per common share	$(1.40)	$(0.45)	$(2.97)	$(1.21)

Shares used in computing basic and diluted net loss per common share:	92,800	84,783	88,270	84,534

(A)      Included in the expenses for the nine months ended September 30, 2004 is a charge of $30,671 related to the termination of the Ross agreement for the co-promotion of Xopenex.

(B)        Represents inducement costs incurred from the exchange of convertible subordinated debt into shares of Sepracor common stock.

Sepracor Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	September 30, 2004	December 31, 2003

ASSETS

Cash, short and long-term investments	$791,030	$840,388
Accounts receivable, net	40,920	50,591
Inventory	16,207	6,866
Property, plant and equipment, net	71,057	66,428
Investment in affiliate	2,006	3,019
Other assets	52,393	52,933

Total assets	$973,613	$1,020,225

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Accounts payable and accrued expenses	$124,532	$139,542
Other liabilities (A)	62,924	28,976
Debt payable	4,901	918
Convertible subordinated debt	1,160,820	1,470,000
Total stockholders’ equity (deficit)	(379,564)	(619,211)

Total liabilities and stockholders’ equity (deficit)	$973,613	$1,020,225

(A)      Included at September 30, 2004 is $31,304 related to the termination of the Ross agreement for the co-promotion of Xopenex

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